Exhibit 1.1

BY-LAWS

CELULOSA ARAUCO Y CONSTITUCION S. A.

TITLE I

Name, domicile, duration and purpose.

ARTICLE 1. A stock corporation called “Celulosa Arauco y Constitución S.A.” is established, which will be ruled by these by-laws and by the legal and regulatory provisions that may be applicable thereto.

ARTICLE 2. The domicile of the company will be the city of Santiago, Metropolitan Region, without prejudice to the offices, agencies or branches that may be established in other parts of the country or abroad.

ARTICLE 3. The duration of the company is indefinite and its dissolution will occur in the events provided for in the laws.

ARTICLE 4. The purpose of the company is:

a)    To manufacture cellulose, paper and derivates, by-products, derivatives and similar products; acquire, administer, manage and exploit, for its own or third parties’ account, forest lands or lands that may be appropriate for forestry; acquire and exploit sawmills and other industries that process raw materials for the production of paper, cellulose and their derivatives and/or lumber in all its forms; dispose of, export and in general, market in or outside the country, the products referred to, especially lumber, cellulose and paper in all their forms.

b)    Acquire, administer, manage and exploit for its own or third parties’ account, agricultural real estate, and transform, industrialize and market agricultural products, as well as produce, process and market food and beverages of any class or origin.

c)    Acquire, administer, manage and exploit for its own or third parties’ account, non-agricultural real estate, as well as to become involved in the construction industry and develop realty business.

d)    Import, export, buy, sell, distribute and, in general market for its own or third parties’ account, motorized vehicles and machinery, elements, equipment and other articles for agricultural, mining, fishing, industrial, electronic computers for commercial and domestic use, their accessories and spare parts.

e)    Land, air, maritime and river transportation, for its own or third parties’ account, and promotion and development of tourist activities in the country.

f)    Manufacture, distribute and market in general, containers of all kinds.

g)    Exploit electronic computer equipment, in all its forms, being able to provide in this connection advice in administration and organization of enterprises, market and feasibility studies and operative research.

h)    Also carry out activities and business related with:

1)    Mining, including among others, the prospection, reconnaissance, exploration and exploitation of orebodies; and

2)    Fishing or catching of beings or species that normally live in the water, being able to market them in any way.

i)    Participate, according to the law, in banking enterprises, financial services, insurance, warrants and in general storage and deposit of goods, and in the administration of mutual and security funds.

j)    The performance for its own or third parties’ account of port operations, including within them, especially, pier work, lighterage, moving of cargo, storage, stowing goods in vessels and removing them from stowage.

k)    The production, purchase, sale, transportation and distribution of electrical energy and water steam.

l)    The generation, purchase, sale and commercialization in general of Certified Emission Reductions of greenhouse gases, called “Carbon Bonds”.

m)    The rendering of all type of services to third parties, including services of administration of companies; services related to computing matters; services of administration and maintenance of all kind of equipment and industrial machinery; services of treatment, transportation, transformation and disposal of effluents, waste products and discharges, whether they are industrial or of any other type; and the rendering of all kind of services related to engineering.

n)    The lease, as landlord, of real property, with or without movable property included therein, and of equipment, machinery and other movable properties.

TITLE II

Capital and shares

ARTICLE 5: The capital of the Company is the amount of US$1,053,579,589.35, divided into 124,537,452 shares of an only and unique series, all without nominal value.1

ARTICLE 6: The shares will be registered. A register will be kept with a list of all the shareholders indicating their address and the number of shares each one holds. Any transmission or transfer of shares must be noted in such register.

TITLE III.

Administration

ARTICLE 7: The administration of the company corresponds to a board of directors formed by nine members elected by the General Shareholders’ Meeting.

ARTICLE 8: The board of the company represents it judicially and extrajudicially and for the fulfillment of the corporate object, which it will not be necessary to evidence before third parties, it is invested with all the authorities of administration and disposal that the law or the by-laws do not establish as privative of the general shareholders’ meeting, without it being necessary to give it a special power of attorney, even in the case of those acts or contracts with respect to which the

[1]

DECLARATION. By public deed dated January 28, 2022, granted in the Public Notary of Santiago of Mr. Iván Torrealba Acevedo, Mr. Cristián Infante Bilbao, in his capacity of general manager (gerente general) of the Company, declared that the capital of the Company has been reduced ipso jure (de pleno derecho) to the amount effectively subscribed and paid of US$803,617,554.31 which is divided into 120,474,350 shares, all of a unique series and without nominal value.

laws require this circumstance. In judicial matters, the board of directors will have all the authorities mentioned in article 7 of the Code of Civil Procedure, especially those of the second paragraph, which are considered expressly reproduced herein one by one. The above is without prejudice to the judicial representation that corresponds to the manager according to the law. In extrajudicial matters, the board of directors may especially collect and receive whatever is owed to the company; in any way acquire and dispose of tangible or intangible real or personal property, encumber the company’s assets, real and personal property, with mortgages, easements or pledges, regardless of the value of such property or the amount of the respective encumbrances; give and take on lease or commodatum; perform all kinds of exchange operations, borrow money paying interest, with or without guaranty, in the form of mutuum, overdraft, discounts, advance against acceptance or any other; contract overdrafts and current accounts of deposit or credit; and draw and overdraw on such accounts; draw, accept, endorse, cancel, aval and protest bills of exchange or other mercantile or banking documents; agree to solidarity and indivisibility; form companies and join those that have already been formed, and concur to the administration, modification, dissolution of such companies, and in general perform all the acts and enter into all the nominate or innominate contracts, being able to stipulate the elements of their essence, natural or merely accidental, regardless of whether or not they are included in the listing which is merely an example and that does not restrict the authorities of administration and disposal that the law gives to the Board of Directors.

ARTICLE 9: The following are also authorities and duties of the board of directors:

a)    Name and remove the general manager of the company;

b)    Supervise the behavior of the general manager and the rest of the employees, suspend them, dismiss them and establish their duties and remunerations;

c)    Establish agencies or branches in any trade market in or outside the country and suspend them or eliminate them when it is considered advisable;

d)    Submit to the regular shareholders’ meeting a balance sheet, inventory and the annual report regarding the corporate results of each year and propose to the general shareholders’ meeting the distribution of the profits and the dividends to be distributed among the shareholders, without prejudice that per se and under the personal liability of the directors who concur to the resolution, it may resolve to distribute interim dividends according to the law;

e)    Issue at the proposal of the general manager the internal regulations that are necessary for the good operation of the company.

f)    Inspect the corporate operations and see that all the contracts that are entered into are accurately fulfilled.

g)    Take resolutions on calls to regular and special general shareholders’ meetings.

h)    All the rest that are conferred on it by the laws and other provisions of the by-laws, and in general, resolve the cases not provided for in them.

ARTICLE 10: The Directors, who will be re-eligible, will remain three years in office and the board of directors will be fully renewed in such periods. If for any reason the general shareholders’ meeting called to elect the directors is not held, their functions will be understood to be extended until their substitute is named. In the elections made in the general shareholders’ meetings, the latter or whoever may represent them, may accumulate their votes in favor of one person, or distribute them as they deem advisable and those who in the same and only voting receive the highest number of votes will be elected until the number of offices to be elected is completed. The voting can be omitted if the election is proposed by acclamation and none of the shareholders present or represented opposes the motion.

ARTICLE 11: The minutes recording the election of the board of directors will contain the names of all the shareholders present or represented, specifying the number of shares for which each one has voted, per se, or by proxy, and expressing the general results of the voting.

ARTICLE 12: The directors will receive fees for their functions. The amount of the fees shall be fixed by the general shareholders’ meeting and will be compatible with other remunerations that they receive for functions or assignments other than the office of director.

ARTICLE 13: The board of directors may only be revoked fully by the regular or special general shareholders’ meeting, but one or more of its members cannot be individually or collectively be revoked. In any case, any change in the board of directors must be revealed as required by the laws.

ARTICLE 14: At the first meeting held after the general meeting that has appointed it, the Board will elect from among its midst a Chairman, a First Vicechairman and a Second Vicechairman, who will also be the Chairman, First Vicechairman and Second Vicechairman of the company and of the general shareholders’ meetings.

ARTICLE 15. The functions of director cannot be delegated and will be collectively exercised in a meeting legally called to order. The Board of Directors may delegate part of its authorities on the chairman, on one of the vicechairmen, on a director or on a committee of directors, on the managers, assistant managers or lawyers of the company, and for especially determined purposes, on other persons.

ARTICLE 16: The meetings of the board will be regular and special. The former will be held on the dates pre-determined by the board itself, and the latter, when called by the chairman, per se or upon indication of two or more directors, for specific purposes that will be mentioned in the notice. The call will be made by letter sent by the general manager, acting upon the chairman’s instructions, to the address registered by each director in the company.

ARTICLE 17: The meetings of the board of directors will be called to order with the attendance of five directors and resolutions will be taken by the absolute majority of the directors present. In case of a tie, the person chairing the meeting will have the casting vote.

ARTICLE 18: The Board of Directors will appoint a secretary, and the general manager will act as such in the absence of a specific appointment. The deliberations and resolutions of the board will be written into a book of minutes by any means that may be determined by the meeting provided they offer the assurance that there shall be no insertions, eliminations or any other adulteration that could affect the accuracy of the minutes, that will be signed by the directors who concurred to the meeting. If any of them should die, be absent, or does not sign when required by the secretary, or for any reason should be unable to sign the pertinent minutes, record will be left therein of the respective circumstance or impediment. The minutes will be understood to be approved from the time they are signed according to the preceding sentence, by the Directors who have concurred with their vote to the approval of the respective resolution, and since that date the resolutions referred to therein can be carried out. The minutes shall also be understood to be approved and the resolutions evidenced therein can be carried out, when approved by the board of directors at a subsequent meeting.

The director who wishes to exempt responsibility for any act or resolution of the board of directors, must have his opposition recorded in the minutes, and an account must be given thereof at the next regular shareholders’ meeting by the person chairing such meeting.

The Director who considers that the minutes of a certain meeting contain inaccuracies or omissions, has the right to record the corresponding exceptions before signing them.

ARTICLE 19: The company may only enter into acts or contracts in which one or more directors are interested per se or as representatives of other persons, when such operations are known and approved by the board of Directors and adjust to conditions of equity that are similar to those that customarily prevail in the market. The resolutions taken in this connection by the Board of directors shall be made known at the next general shareholders’ meeting by the person chairing the meeting, and mention must be made of this matter in the notice of call.

ARTICLE 20: The following are among the Chairman’s special duties:

a)    Chair the meetings of the board of directors and the general shareholders’ meetings;

b)    Call the directors to board meetings when this has been provided for or when he may consider it necessary or upon the request of two or more directors.

c)    Call general shareholders’ meetings when a resolution has been taken in this connection by the Board or if it is requested by a competent number of shareholders;

d)    Fulfill and cause to be fulfilled what is provided in the by-laws and the resolutions of the Board of Directors and of the general shareholders’ meeting.

In the absence of the Chairman, he will be replaced, in the first place, by the First Vicechairman, and in the absence of both, the Second Vicechairman will replace the Chairman.

ARTICLE 21. There will be a general manager and the managers and assistant managers that the former may consider it convenient to appoint. The general manager will have the judicial representation of the company according to the law and will be entitled to speak at the board meetings, being liable jointly with the members of such board for all the resolutions that are damaging for the company and the shareholders, unless his opinion to the contrary is recorded in the minutes. The following will especially be the duties of the general manager:

a)    Study any business that may be convenient for the company, manage and perform it under the instructions of the board of directors;

b)    Carry out all the resolutions of the board of directors within the administrative authorities that correspond to him;

c)    Direct the progress of all the activities of the company and see that its rights are enforced in business carried out with third parties in which it participates.

d)    Take the representation of the company in all extrajudicial acts and contracts for which he has received powers of attorney from the Board of Directors.

e)    Appoint the senior officers and, at their proposal, the rest of the subaltern employees;

f)    Dismiss the senior officers referred to in letter (e) of this article and the lower level employees with or without indication of the respective chief.

g)    Supervise the behavior of all the employees of the company, inspect all the businesses in and outside the corporate domicile; correct the defects noted in their operation and propose to the board the most important actions required in the case;

h)    If no other person has been appointed therefor, serve as secretary of the board of directors and of the general shareholders’ meetings and keep the corresponding books of minutes of the meetings.

i)    Keep the book of shareholders and be careful in order that the issue and transfer of the shares will be made properly;

j)    See to the correspondence of the company;

k)    Take under his immediate supervision everything referring to the company’s accounting;

1)    In general comply, and cause the instructions received from the Board of Directors to be complied with.

ARTICLE 22. The directors will be subject to the inabilities, incompatibilities, obligations, prohibitions and responsibilities indicated in the laws.

ARTICLE 23: The appointments, vacancies and substitutions that occur with respect to the office of chairman/president and general manager, shall be revealed as provided for in the laws and regulations.

TITLE IV.

General shareholders’ meetings.

ARTICLE 24. The shareholders will meet at regular or special shareholders’ meetings. The former shall be held once a year within the first four months, to take resolutions with respect to the matters that correspond to them without it being necessary to mention them in the respective notice of call. The latter may be held at any time, when required by corporate needs, to take resolutions in any matter that the law or by-laws provide must be submitted to the general shareholders’ meetings, and so long as such matters are mentioned in the pertinent notice of call. When a special general meeting must take a resolution on matters that correspond to a regular general meeting, its operation and resolution will be subject, in so far as pertinent, to the quorums and majorities applicable to the latter kind of general meetings.

ARTICLE 25. The following matters must be transacted at regular general shareholders’ meetings:

a)    The examination of the company’s situation and of the reports of the external auditors and the approval or rejection of the annual report, of the balance sheet, of the financial statements and demonstrations submitted by the administrators or liquidators of the company;

b)    The distribution of the profits of each financial period and especially the distribution of dividends;

c)    The election or revocation of the members of the board of directors and of the liquidators;

d)    In general any matter of corporate interest that does not correspond to the special general shareholders’ meeting.

ARTICLE 26: The following are matters that must be transacted at special general shareholders’ meetings:

a)    The dissolution of the company;

b)    The transformation, merger or division of the company, and the amendment of its by-laws;

c)    The issue of bonds or debentures convertible into shares;

d)    The disposal of the fixed asset and liabilities of the company or of all its assets;

e)    The granting of real or personal guarantees to secure obligations of third parties, unless they are affiliated companies, in which case the approval of the board of directors will be sufficient, and

f)    The rest of the matters that by law or by the by-laws correspond to the resolution or the competence of the general shareholders’ meetings.

The matters referred to in letters a) b), c) and d) may only be resolved at general meeting held before a notary public, who must certify that the minutes are the true expression of what occurred and was resolved at the meeting.

ARTICLE 27. The general meetings will be called by the Board of Directors of the company in all the cases provided for by the laws.

ARTICLE 28. The call to general shareholders’ meetings will be made through a prominent notice that will be published at least three times on different days in the newspaper of one of the corporate domiciles determined by the general shareholders’ meeting, determination that will be maintained until such time as another resolution is taken at a future general shareholders’ meeting. In the absence of a determination, the call will be made by the Official Gazette.

ARTICLE 29: The general shareholders’ meetings will be called to order at first call with the absolute majority of the voting shares issued, and in second call, with those that are present or represented regardless of their number, and the resolutions will be taken with the absolute majority of the voting shares present or represented, with the exception of the cases indicated in the following article. The notices of the second call may only be published when the General Meeting to be held at first call has failed, and in any event, the new General Shareholders’ Meeting must be called to be held within the forty five days following the date established for the general meeting that was not held. The general meetings shall be chaired by the chairman of the Board or by whoever acts in his stead, and the person appointed as secretary, if any, will act as such, otherwise the general manager will act in his stead.

ARTICLE 30: The resolutions of the special general shareholders’ meetings that imply an amendment of the corporate by-laws, must be taken with the absolute majority of the voting shares issued. Resolutions with regard to the following matters will require the affirmative vote of two thirds of the voting shares issued:

a)    The transformation of the company, its division and its merger with another company.

b)    The advanced dissolution of the company;

c)    The change of corporate domicile;

d)    The reduction of the equity capital;

e)    The approval of contributions and estimate of property not consisting in cash;

f)    The reduction in the number of members of the Board.

g)    The alienation of the assets and liabilities of the company or of all its assets;

h)    The way in which the corporate benefits will be distributed.

ARTICLE 31: Only the titleholders of shares listed in the shareholders’ register five days before the date on which the respective general meeting is held may participate in the general meetings and exercise their right to speak and vote. Even if the directors and managers are not shareholders, they can participate in the general meetings with the right to speak.

ARTICLE 32: The shareholders may be represented at the general meetings by another person, even if he is not a shareholder. The authority to represent them must be given in writing, for all the shares to which the principal is entitled as of the date indicated in the preceding article.

ARTICLE 33: Record will be left in a book of minutes that will be kept by the secretary, if any, or otherwise, by the general manager of the company stipulating the attendance, deliberations and resolutions of the general meetings.

The meetings shall be signed by those who acted as chairman and secretary of the general meeting and by three shareholders elected thereat, or by all those present, if less than three. The minutes will be understood to be approved from the moment they are signed by the persons indicated in the preceding paragraph, and since that date the resolutions referred to therein can be carried out. If any of the persons appointed to sign the minutes considers that it contains inaccuracies or omissions, he will be entitled to set forth, before signing them, the corresponding exceptions. The deliberations and resolutions of the General Meetings will be written into the book of minutes by any media, provided these offer the safety that there can be no insertions, eliminations or any other adulteration that can affect the accuracy of the minutes.

ARTICLE 34: Every year the regular general shareholders’ meeting will appoint independent external auditors with the purpose of examining the accounts, inventory, balance sheet and other financial results of the company, and with the obligation to report in writing to the next regular general shareholders’ meeting on the fulfillment of the assignment.

TITLE V

Balance and distribution of profits

ARTICLE 35: Every year the company will prepare a general balance sheet as of 31st December. The board of directors must submit to the consideration of the regular general shareholders’ meeting an annual report about the situation of the company in the last financial period, together with the general balance sheet, the profit and loss statement and the report that the external auditors submit in this connection.

ARTICLE 36: For the purposes of the annual distribution of the net profits of each fiscal year, the Ordinary Shareholders’ Meeting shall determine annually the part of such profits to be distributed as a dividend to the shareholders. Such determination shall be made by the Shareholders’ Meeting without being subject to the minimum of 30% established in article 79 of the Corporations’ Law No. 18.046, and may agree the distribution of a lower percentage. In any event, the Board of Directors may, under the personal liability of the directors who concur to the relevant resolution, distribute interim dividends during the respective fiscal year with charge of the same year’s profits, provided that there are no accumulated losses.

TITLE VI

Dissolution, liquidation and arbitration

ARTICLE 37: The company will be dissolved in those cases determined by the law and these by-laws.

ARTICLE 38. Upon dissolution of the company, the board of directors will be understood to subsist until the general shareholders’ meeting that will appoint the liquidator or liquidators that will carry out the liquidation is held. The general meeting will also establish their fees. Their authorities and those of the existing attorneys-in-fact or that may be appointed, shall be understood limited to the legal authorities. During the liquidation process the liquidator or liquidators will be obliged to make an annual call to general shareholders’ meetings for the purposes provided for in the law. Otherwise the shareholders that represent, at least, ten per cent of the shares issued may request the ordinary justice to make the call.

ARTICLE 39. The differences that occur among the shareholders in their capacity of such, or between these and the company, or their administrators, either during the life of the company or during its liquidation, shall be subject to the decision of a mixed arbitrator, who will resolve in only instance and without any form of judicial proceeding, and against whose resolutions there will be no remedy, with the exception of cassation in form by ultra petita and complaint appeal. The parties will appoint the arbitrator by mutual agreement, and if this appointment is not made, the ordinary justice will be called upon to make the appointment from among those persons that are performing or have performed the office of alternate justice of the Supreme Court of Justice.

TRANSITORY PROVISIONS

First Transitory Article: The Extraordinary General Shareholders Meeting of Celulosa Arauco y Constitución S.A., hereinafter also and indistinctly referred to as THE ABSORBING CORPORATION, held on October 24, 2013, resolved and approved the merger by incorporation to THE ABSORBING CORPORATION of the company denominated Forestal Viñales S.A., hereinafter also and indistinctly referred to as THE ABSORBED CORPORATION, being THE ABSORBED CORPORATION absorbed by THE ABSORBING CORPORATION acquiring all its assets, permits, authorizations and liabilities, succeeding it in all its rights and obligations, being incorporated to THE ABSORBING CORPORATION the totality of the net worth of THE ABSORBED CORPORATION and the shareholders of the latter other than those of THE ABSORBING CORPORATION, which absorbed company that will become dissolved and liquidated as of the date of the merger, that is, as of November 1, 2013, being it understood by all purposes that THE ABSORBING CORPORATION is the legal successor of THE ABSORBED CORPORATION.

By resolution adopted by the Meeting indicated at the beginning of this transitory article, the day of November 1, 2013 will be understood the date of the merger as referred in article 158 of the Regulation of Corporations, and the date in which the legal, tax and financial merger resolutions adopted by the above-mentioned Meeting will become effective. THE ABSORBING CORPORATION, for financial purposes, hereby makes its own and assumes in its favor, and for its own account, all the commercial and accounting operations related to the assets and liabilities that by virtue of the merger so many times mentioned will acquire, carried out and to be carried out by THE ABSORBED CORPORATION since August 1, 2013, which latter date is the date of the Pro Forma Balance Sheet referred in the “Resolution Two” above, to the date of the merger, that is, up to November 1, 2013.

The merger is approved in the manner in which it is established by, and in accordance with, the resolutions singularized as “One” to “Four” adopted by the Extraordinary General Shareholders Meeting of THE ABSORBING CORPORATION that resolved the merger held on the date mentioned at the beginning of this transitory provision, which resolutions are considered to form an integral part of this transitory article for all purposes.

As a result of the merger, THE ABSORBING CORPORATION will be the legal successor of THE ABSORBED CORPORATION, for all legal purposes, assuming joint and several responsibility for the payment of all the taxes for which the company absorbed indicated above is obligated or could become obligated in the future. In addition, THE ABSORBING CORPORATION assumes joint and several liability for, and undertakes to pay, all the taxes that may correspond in accordance with the relevant termination balance sheet that THE ABSORBED CORPORATION must prepare in accordance with the provisions in article 69 of the Tax Code.

Capital Increase. The Extraordinary General Shareholders Meeting of THE ABSORBING CORPORATION indicated at the beginning of this transitory provision resolved, on occasion of the merger approved by it, to increase the corporate capital from US$ 347,550,536.83.- divided into 113,152,446 shares without par value, up to US$ 347,992,909.54.- divided into 113,159,655 shares without par value. This capital increase, amounting to US$ 442,372.71, will be made and paid up by means of the issuance of 7,209 new shares without par value, which the Board of Directors shall resolve to issue, at an issuance value of US$ 61.3639492301 per share, within the period that expires on November 1, 2013, which shares shall become subscribed for and paid with the net worth of THE ABSORBED COMPANY as of November 1, 2013, that THE ABSORBING COMPANY will absorb on November 1, 2013, that is, on the date of the merger approved by the Extraordinary General Shareholders Meeting mentioned above. Upon the approval and resolution of the merger referred to in this transitory provision by THE ABSORBED CORPORATION, and no later than on the day of the merger, that is on November 1, 2013, the Board of Directors of THE ABSORBING CORPORATION shall issue the 7,209 shares mentioned above, which it will distribute directly among the shareholders of THE ABSORBED CORPORATION, different than those of THE ABSORBING CORPORATION, that have such capacity on the day that the Board of Directors of THE ABSORBING CORPORATION determines for the distribution and exchange, being obligated to establish this day on a date which is within the one hundred and twenty (120) days subsequent to the day of the merger, that is, subsequent to November 1, 2013.

The distribution will be made in the manner and proportions of exchange suggested by the expert Mr. Gonzalo Mercado Trujeda in his Expert’s Report approved by the Extraordinary General Shareholders Meeting of THE ABSORBING CORPORATION mentioned in this transitory provision, exchanging to the shareholders of THE ABSORBED CORPORATION, other than those of THE ABSORBING CORPORATION, their shares in said corporation for shares of THE ABSORBING CORPORATION in the following proportion:

For each share that the shareholders of THE ABSORBED CORPORATION referred to above possesses, he (she, it) shall be entitled to receive, in exchange for such share, 75.09499718 shares in THE ABSORBING CORPORATION.

The shares product of fractions of shares of THE ABSORBING CORPORATION that result in the distribution and exchange indicated above, shall be freely placed by the Board of Directors of THE ABSORBING CORPORATION, belonging to the owners of such fractions whatever is obtained in the transaction. The Board of Directors shall have broad authority to make this placement of shares product of fractions as well as to round by approximation this fractions when making the distribution.

The operations of issuance and payment of the shares indicated in this transitory provision shall be completed within the period that expires on the day of the merger, that is, November 1, 2013. The Board of Directors shall have broad authority to adopt the resolutions it may consider necessary to carry out and materialize the merger and the issuance, distribution and exchange of shares to which this transitory provision refers to.”

Second Transitory Article: The capital increase from US$347,992,909.54.- divided into 113,159,655 shares, without nominal value, totally subscribed and paid, to US$353,617,517.91 divided into the same 113,159,655 shares of an only and unique Series, without nominal value, agreed upon in Extraordinary General Shareholders Meeting held on April 22, 2014, was entered and paid through the capitalization of the net worth account denominated “Sobreprecio colocaciones acciones propias” (overprice on the placement of the Company’s own shares) by the sum of US$5,624,608.37.

Third Transitory Article: The capital increase from US$353,617,517.91.- divided into 113,159,655 shares, without nominal value, to US$ 1,053,579,589.35, divided into 124,537,452 shares, without nominal value, agreed upon in Extraordinary General Shareholders Meeting held on May 19th, 2020, will be entered and paid by the following terms and conditions: a / Through the issuance, in one or more stages and on the date or dates determined by the Board of Directors, of up to 11,377,797 payment shares (acciones de pago), without nominal value, that the Board of Directors shall issue to be paid by shareholders with a preferential right to them, or its assignees, in cash, at a price of US$ 61.52 per share. Those shareholders who have this capacity on the fifth business day prior to the day on which the first day of the preferential subscription option for the shareholders begins, will have a preferential right to subscribe a number of shares in proportion to the shares they hold on that date, and the Board of Directors shall be empowered to approximate the fractions of shares that occur at the determination of the prorrata. The shares that each shareholder may subscribe, in the respective proportion, shall be paid in the act of subscription, on the spot (al contado), in cash or by a bank check of the subscriber to the order of the company, in Dollars of the United States of America, or in pesos, according to the “Dólar Observado” exchange rate published in the Official Gazette on the day of payment, or the previous business day if the payment day is not a business day. Shares that are not subscribed by the shareholders entitled to them or their assignees within a period of thirty calendar days from the day in which the preferential subscription offer to shareholders term begins, will not be placed and their issue will be without effect. b / The shareholders may transfer all or part of their option right to subscribe the shares referred to in the preceding letter a) to which they are entitled, which they shall do in accordance with the procedure established in the Corporations Law No. 18,046 and the Regulation of Corporation (Reglamento de Sociedades Anónimas). c / This capital increase must be fully paid within the term that expires on December 31, 2021. If on that date there are still unissued shares charged to the capital increase, the capital of the Company will be reduced automatically (de pleno derecho) to the amount actually paid, and to the shares actually issued. d / The Board of Directors of the Company shall be broadly empowered to adopt all agreements and establish the procedures that may be necessary in order to carry out the capital increase agreed upon in the Extraordinary General Shareholders Meeting referred to at the beginning of this transitory article, and, in general, to resolve all situations, modalities, complements, modifications and details that may arise, or be required in relation to this amendment of by-laws.

The Board of Directors of the Company is broadly empowered to adopt all agreements and establish the procedures that would be necessary in order to carry out the capital increase agreed upon in the Extraordinary General Shareholders Meeting referred to at the beginning of this transitory article.

CERTIFICATION:

In accordance with article 7° of Chilean Law 18.046 on Corporations, the President and Chief Operating Officer of Celulosa Arauco y Constitución S.A. who signs this copy of the By-laws, herein certifies that this document contains the updated and in force text of the By-laws of Celulosa Arauco y Constitución S.A. as of the date hereof. These By-laws correspond to the text set forth in the public deed of Celulosa Arauco y Constitución S.A.’s incorporation, granted on October 28, 1970 in the Notary of Santiago of Mr. Ramón Valdivieso Sánchez, as duly modified pursuant to all its amendments.

Santiago, April 8, 2022.

/s/ Cristián Infante Bilbao

President and Chief Operating Officer

Celulosa Arauco y Constitución S.A.